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                                                                    EXHIBIT 99.1

                     [MERCANTILE(R) BANK CORPORATION LOGO]

CONTACT INFORMATION:

AT MERCANTILE BANK CORPORATION:                      FOR MEDIA:
Gerald R. Johnson, Jr.    Charles Christmas          Linda Margolin
Chairman & CEO            Chief Financial Officer    Margolin & Associates, Inc.
616-406-3700              616-406-3750               216-765-0953
gjohnson@mercbank.com     cchristmas@mercbank.com    lmm@margolinIR.com

MERCANTILE BANK CORPORATION ANNOUNCES COMPLETION OF TRUST PREFERRED TRANSACTION

WYOMING, Mich., December 10 -- Mercantile Bank Corporation (Nasdaq: MBWM) announced that its Delaware trust subsidiary, Mercantile Bank Capital Trust I, completed today a private sale of $16,000,000 of Series B Floating Rate Preferred Securities. The rate on these trust preferred securities is the 3-month LIBOR rate plus a specified percentage. The rate, which adjusts every three months, is currently 4.64% per annum. The trust preferred securities mature in thirty years, and can be called without penalty on or after January 18, 2010.

Mercantile expects to use the proceeds from the sale of the trust preferred securities to increase its capital and for general corporate purposes. This issuance of trust preferred securities, when added to the $16,000,000 of trust preferred securities issued by the Trust on September 16, 2004, brings the total amount of trust preferred securities outstanding to $32,000,000.

The trust preferred securities issued today have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Mercantile Bank Corporation

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of West Michigan. The Bank's primary service area is the Kent and Ottawa County area of West Michigan, which includes the City of Grand Rapids, the second-largest city in the State of Michigan. The Bank provides a wide variety of commercial banking services primarily to businesses, individuals, and governmental units through its five full-service offices in greater Grand Rapids, and its Holland, Michigan, office located thirty miles southwest of Grand Rapids. Mercantile Bank Corporation's common stock is listed on the Nasdaq National Market under the symbol "MBWM."

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Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in securities markets, and other factors, including risk factors, referred to from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.